Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the shares of common stock of Link Resources, Inc., dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 15, 2010

GLORY PERIOD LIMITED

By:	/s/ Hongwei QU
Name: Hongwei QU
Title: Executive Director

/s/ Hongwei QU
Hongwei QU